.

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2021 Results

Second Quarter 2021 Highlights
•Net sales from continuing operations of $852 million, an increase of 59% compared with $535 million in the prior year period
•Net income of $38 million
•Segment EBITDA from continuing operations of $160 million compared to $56 million in the prior year period. Both periods reflect the treatment of the recently completed divestiture as discontinued operations.
•Following completion of the sale of its Phenolic Specialty Resin, Hexamine and European-based Forest Products Resins businesses, Hexion used $150 million of the net proceeds to pay down the aggregate principal of the EUR-denominated tranche Senior Secured Term Loan.

COLUMBUS, Ohio - (August 11, 2021) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2021.
“Our strong second quarter 2021 results position us well to aggressively pursue our strategic actions that are focused on creating shareholder value, which includes a proposed public offering of Hexion Holdings Corporation's common stock later this year, in addition to the consideration of alternatives identified through the Company's ongoing strategic review," said Craig Rogerson, Chairman, President and Chief Executive Officer. "We were pleased to drive strong second quarter 2021 results as our Segment EBITDA increased by $104 million, or 186 percent, in the second quarter of 2021 versus prior year. While the impact of COVID-19 in the prior year period clearly impacted the year-over-year comparisons, Segment EBITDA also increased sequentially by $46 million, or 40 percent when compared to the first quarter of 2021 driven by sharply increased volumes, pricing actions to offset raw material inflation and strong secular demand across our diversified end markets. We continue to benefit from a significant percentage of customer contracts that allow for the contractual pass through of raw material costs. Within our Adhesives segment, we continued to capitalize on the strength in residential home building, while within our Coatings and Composites segment we saw the positive impact of steady pricing actions in our specialty and base epoxy businesses. Overall, this resulted in Segment EBITDA margins approaching 19 percent compared to approximately 11 percent in the prior year."
"Supported by a strong balance sheet, debt reduction remains a strategic priority. For example, we used a portion of the proceeds from the sale of our phenolic resins and European forest products businesses to repay $150 million of the EUR-denominated Senior Secured Term Loan in early May. Reflecting a strong second quarter, our liquidity totaled $646 million at quarter end. Due to our improved earnings and debt reduction, our net debt to Pro Forma EBITDA leverage ratio was 3.0 times as of the last twelve months ended June 30, 2021.”

"We continue to strategically invest in our Adhesives segment through our site expansion in Portland, Oregon to support our ArmorBuilt fire resistant wrap. This new product greatly improves fire protection when applied to a substrate and helps protect critical infrastructure for electric utilities. Our new Brimbank, Australia facility is expected to come online in mid-2022 to provide fire resistant cladding materials for new commercial and residential buildings. Both investments are intended to meet our customers’ growing demand for solutions that provide more sustainable product attributes and support the greater utilization of wood to support climate change strategies.”

“Looking ahead, we expect strong growth in earnings in the third quarter of 2021 versus the prior year as we are seeing broad-based strength throughout the portfolio, and while there is uncertainty in the fourth quarter due to potential customer manufacturing turnarounds and seasonality, we expect a strong fourth quarter of 2021 compared to the prior year. We remain focused on delivering earnings growth and making significant progress toward our potential value-creation strategies.”
Hexion Completes Strategic Divestiture
On April 30, 2021, the Company completed the sale of its Phenolic Specialty Resin (PSR), Hexamine and European-based Forest Products Resins businesses (the “Held for Sale Business”) for approximately $425 million to Black Diamond and Investindustrial. The Company received gross cash consideration for the Held for Sale Business in the amount of $304 million. In addition, the Buyer assumed approximately $31 million of certain liabilities, net of preliminary working capital and other closing adjustments as part of the Purchase Agreement. A subsequent post-closing adjustment to the purchase price of $2 million was made in accordance with the Purchase Agreement. In May 2021, the Company used $150 million of the net proceeds to pay down the aggregate principal of the EUR-denominated tranche Senior Secured Term Loan.
Hexion Exploring Value Creation Strategic Alternatives
As previously announced on August 2, 2021, Hexion Holdings Corporation, the indirect parent of Hexion Inc., announced it announced it has submitted a draft Form S-1 registration statement on a confidential basis to the U.S. Securities and Exchange Commission for a proposed public offering of its common stock later this year. The planned registered public offering is part of Hexion’s and its Board of Directors’ ongoing and continuous strategic review and evaluation of opportunities to enhance shareholder value.

Hexion and its Board of Directors believe that the Company’s strong financial performance, favorable end-market exposure, and continued transformation makes an IPO or other value-creating strategic opportunities compelling to consider. The IPO is targeted for completion in the fourth quarter of 2021, but remains subject to SEC review, European works councils review, and market conditions. In addition, the Company’s ongoing comprehensive strategic review of the business and each of its segments may impact timing through the consideration of these other alternatives.

This press release is not an offer to sell securities.
Second Quarter 2021 Results
For the six months ended June 30, 2021, we reported the results of the Held for Sale Business operations as a “Loss from discontinued operations, net of taxes” on the unaudited Condensed Consolidated Statements of Operations. Amounts for prior periods have similarly been retrospectively reclassified for all periods presented. As of December 31, 2020, we reclassified the assets and liabilities of our Held for Sale Business as held for sale on the unaudited Condensed Balance Sheets.
Total net sales for the quarter ended June 30, 2021 were $852 million, an increase of 59% compared with $535 million in the prior year period. Pricing positively impacted sales by $182 million due primarily to improved market conditions in our base epoxy resins and specialty epoxy resins businesses, raw material price increases contractually passed through to customers across many businesses, and favorable product mix. Volumes positively impacted net sales by $95 million, primarily due to strong demand across key end-markets in our North and Latin American resins businesses and our base epoxy business, which offset volume declines late in the quarter from softer wind energy demand in China as customers adjusted their inventory due to rising raw material costs. Foreign currency translation positively impacted net sales by $40 million due to the strengthening of various foreign currencies against the U.S. dollar in the second quarter of 2021 compared to the second quarter of 2020.
Net income for the three months ended June 30, 2021 was $38 million compared to a net loss of $42 million in the prior year period. Total Segment EBITDA from continuing operations for the quarter ended June 30, 2021 was $160 million, an increase of $104 million compared with the prior year period, or 186 percent, reflecting strong gains across both the Adhesives and Coatings and Composites segments.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for Hexion's continuing operations for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net Sales (1):
Adhesives	$409	$252	$770	$581
Coatings and Composites	443	283	835	641
Total	$852	$535	$1,605	$1,222

Segment EBITDA:
Adhesives	$75	$43	$143	$98
Coatings and Composites	108	26	173	65
Corporate and Other	(23)	(13)	(42)	(34)
Total	$160	$56	$274	$129
(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Liquidity and Capital Resources
As of June 30, 2021, total debt was approximately $1.6 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. At June 30, 2021, the Company had $646 million in liquidity, including $286 million of unrestricted cash and cash equivalents. Hexion has no upcoming maturities on its term loan or notes until 2026. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss Second Quarter 2021 results on Wednesday, August 11, 2021 at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 5449797
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and (404) 537-3406 (International). The passcode is 5449797.

Non-U.S. GAAP Measures
Segment EBITDA
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedules 4 and 5 to this release for reconciliation of net income (loss) to Segment EBITDA.
Pro Forma EBITDA
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. The Company believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 6 to this release for reconciliation of net loss to Pro Forma EBITDA and the calculation of the Fixed Charges Ratio.
Free cash flow
Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment. We believe that free cash flow provides useful information to management, investors, analysts and other parties in evaluating the Company's liquidity and credit quality assessment because it provides an indication of the long-term cash generating ability of our business. See Schedule 7 to this release for the Company's free cash flow by quarter.
Net debt
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors, analysts and other parties in evaluating changes to the Company's capital structure and credit quality assessment. See Schedule 8 to this release for the Company's net debt by quarter.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, uncertainties related to COVID-19 and the impact of our responses to it and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020

Net sales	$852	$535	$1,605	$1,222
Cost of sales (exclusive of depreciation and amortization shown below)	636	448	1,220	1,013
Selling, general and administrative expense	83	45	153	109
Depreciation and amortization	51	47	100	96
Asset impairments	—	—	—	16
Business realignment costs	8	18	13	38
Other operating expense, net	3	5	—	12
Operating income (loss)	71	(28)	119	(62)
Interest expense, net	24	25	48	51
Other non-operating income	(3)	(4)	(7)	(4)
Income (loss) from continuing operations before income tax and earnings from unconsolidated entities	50	(49)	78	(109)
Income tax expense (benefit)	9	(6)	25	(9)
Income (loss) from continuing operations before earnings from unconsolidated entities	41	(43)	53	(100)
Earnings from unconsolidated entities, net of taxes	1	1	1	2
Income (loss) from continuing operations, net of taxes	42	(42)	54	(98)
Loss from discontinued operations, net of taxes	(4)	—	(5)	(3)
Net income (loss)	$38	$(42)	$49	$(101)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $3 and $4, respectively)	$288	$204
Accounts receivable (net of allowance for doubtful accounts of $3)	449	331
Inventories:
Finished and in-process goods	230	180
Raw materials and supplies	114	85
Current assets held for sale	1	114
Other current assets	48	39
Total current assets	1,130	953
Investment in unconsolidated entities	11	10
Deferred tax assets	8	7
Long-term assets held for sale	—	342
Other long-term assets	80	85
Property and equipment:
Land	79	79
Buildings	126	122
Machinery and equipment	1,293	1,270
	1,498	1,471
Less accumulated depreciation	(282)	(212)
	1,216	1,259
Operating lease assets	99	103
Goodwill	164	164
Other intangible assets, net	1,046	1,079
Total assets	$3,754	$4,002
Liabilities and Equity
Current liabilities:
Accounts payable	$357	$339
Debt payable within one year	43	82
Interest payable	28	30
Income taxes payable	20	6
Accrued payroll and incentive compensation	59	42
Current liabilities associated with assets held for sale	4	70
Current portion of operating lease liabilities	18	19
Other current liabilities	103	111
Total current liabilities	632	699
Long-term liabilities:
Long-term debt	1,567	1,710
Long-term pension and post employment benefit obligations	236	250
Deferred income taxes	154	161
Operating lease liabilities	74	76
Long-term liabilities associated with assets held for sale	—	74
Other long-term liabilities	208	209
Total liabilities	2,871	3,179
Equity
Common stock—$0.01 par value; 100 shares authorized, issued and outstanding at both March 31, 2021 and December 31, 2020	—	—
Paid-in capital	1,184	1,169
Accumulated other comprehensive loss	(31)	(27)
Accumulated deficit	(270)	(319)
Total equity	883	823
Total liabilities and equity	$3,754	$4,002

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash flows used in operating activities
Net income (loss)	$49	$(101)
Less: Loss from discontinued operations, net of tax	(5)	(3)
Income (loss) from continuing operations	54	(98)
Adjustments to reconcile net loss to net cash used in by operating activities:
Depreciation and amortization	100	96
Non-cash asset impairments	—	16
Deferred tax benefit	(3)	(7)
Loss on sale of assets and dispositions	—	8
Unrealized foreign currency losses	8	4
Non-cash stock based compensation expense	15	9
Net change in assets and liabilities:
Accounts receivable	(121)	(15)
Inventories	(82)	4
Accounts payable	21	(22)
Income taxes payable	19	(3)
Other assets, current and non-current	(3)	(1)
Other liabilities, current and non-current	(13)	(13)
Net cash used in operating activities from continuing operations	(5)	(22)
Net cash (used in) provided by operating activities from discontinued operations	(1)	3
Net cash used in operating activities	(6)	(19)
Cash flows provided by (used) in investing activities
Capital expenditures	(52)	(52)
Proceeds from disposition of Held for Sale Business (see Note 4)	304	—
Proceeds from sale of assets and dispositions, net	11	—
Net cash provided by (used in) investing activities from continuing operations	263	(52)
Net cash used in investing activities from discontinued operations	(6)	(9)
Net cash provided by (used in) investing activities	257	(61)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(7)	(14)
Borrowings of long-term debt	130	181
Repayments of long-term debt	(294)	(32)
Return of capital to parent	—	(10)
Net cash (used in) provided by financing activities	(171)	125
Effect of exchange rates on cash and cash equivalents, including restricted cash	4	(4)
Change in cash and cash equivalents, including restricted cash	84	41
Cash, cash equivalents and restricted cash at beginning of period	204	254
Cash, cash equivalents and restricted cash at end of period	288	295
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$48	$53
Income taxes, net	14	4

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA (Unaudited)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Reconciliation:
Net income (loss)	$38	$(42)	$49	$(101)
Less: Net loss from discontinued operations	(4)	—	(5)	(3)
Net income (loss) from continuing operations	42	(42)	54	(98)
Income tax expense (benefit)	9	(6)	25	(9)
Interest expense, net	24	25	48	51
Depreciation and amortization (1)	51	47	100	96
EBITDA	126	24	227	40
Adjustments to arrive at Segment EBITDA:
Asset impairments	$—	$—	$—	$16
Business realignment costs (2)	8	18	13	38
Transaction costs (3)	7	1	7	3
Realized and unrealized foreign currency losses	—	—	4	6
Other non-cash items (4)	15	12	25	23
Other (5)	4	1	(2)	3
Total adjustments	34	32	47	89
Segment EBITDA	$160	$56	$274	$129

Segment EBITDA:
Adhesives	$75	$43	$143	$98
Coatings and Composites	108	26	173	65
Corporate and Other	(23)	(13)	(42)	(34)
Total	$160	$56	$274	$129
(1)For the three and six months ended June 30, 2021, accelerated depreciation of $2 has been included in “Depreciation and amortization.” For the three and six months ended June 30, 2020, accelerated depreciation of $1 and $2, respectively, has been included in “Depreciation and amortization.”
(2)Business realignment costs for the periods below included:

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Severance costs	$1	$2	$—	$10
In-process facility rationalizations	1	1	2	7
Contractual costs from exited business	2	4	4	4
Business services implementation	1	8	3	12
Legacy environmental reserves	2	2	—	4
Other	1	1	4	1

(3)For the three and six months ended June 30, 2021 transaction costs included certain professional fees related to strategic projects and the cost associated with the set up of our transition services agreement. For the three and six months ended June 30, 2020 the transaction costs included certain professional fees related to strategic projects.

(4)Other non-cash items for the periods presented below included:

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Fixed asset write-offs	$4	$5	$5	$7
Stock-based compensation costs	9	4	15	9
Long-term retention programs	2	3	4	6
Other	—	—	1	1

(5)Other for the periods presented below included:

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Legacy and other non-recurring items	$2	$2	$2	$4
IT outage recoveries, net	—	(3)	—	(4)
Gain on sale of assets	—	—	(4)	—
Financing fees and other	2	2	—	3

HEXION INC.
SCHEDULE 5: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA BY QUARTER (Unaudited):

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020
Reconciliation:
Net income (loss)	$38	$11	$(35)	$(94)
Less: Net (loss) income from discontinued operations	(4)	(1)	2	(68)
Net income (loss) from continuing operations	$42	$12	$(37)	$(26)
Income tax expense (benefit)	9	16	6	17
Interest expense, net	24	24	24	25
Depreciation and amortization (2)	51	49	48	47
EBITDA	$126	$101	$41	$63
Adjustments to arrive at Segment EBITDA:
Business realignment costs (3)	8	5	12	19
Transaction costs (4)	7	—	2	1
Realized and unrealized foreign currency losses (gains)	—	4	(3)	(3)
Unrealized losses on pension and OPEB plan liabilities (5)	—	—	4	—
Other non-cash items (6)	15	10	14	6
Other (7)	4	(6)	4	5
Total adjustments	34	13	33	28
Segment EBITDA	$160	$114	$74	$91

Segment EBITDA:
Adhesives	$75	$68	$58	$58
Coatings and Composites	108	65	36	50
Corporate and Other	(23)	(19)	(20)	(17)
Total	$160	$114	$74	$91
(1)    "Net income (loss)" and "Net (loss) income from discontinued operations" for the three months ended September 30, 2020 have been revised to reflect the correction of an immaterial error.
(2)    For the three months ended June 30, 2021 and 2020, accelerated depreciation of $2 and less than $1, respectively, has been included in “Depreciation and amortization.”
(3)    Business realignment costs for the periods presented below included:

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020
Severance costs	$1	$(1)	$2	$4
In-process facility rationalizations	1	1	1	3
Contractual costs from exited business	2	2	2	2
Business services implementation	1	2	4	6
Legacy environmental reserves	2	(2)	1	4
Other	1	3	2	—
(4)    For the periods presented, transaction costs include certain professional fees related to strategic projects and the cost associated with the set up of our transition services agreement.
(5)    Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(6)     Other non-cash items for the periods presented below included:

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020
Fixed asset write-offs	$4	$1	$6	$—
Stock-based compensation costs	9	6	4	4
Long-term retention programs	2	2	2	1
Other	—	1	2	1

(7)    Other items for the periods presented below included:

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020
Legacy and other non-recurring items	$2	$—	$2	$2
IT outage recoveries, net	—	—	—	—
Gain on sale of assets	—	(4)	—	—
Financing fees and other	2	(2)	2	3

HEXION INC.
SCHEDULE 6: CALCULATION OF THE RATIO OF PROFORMA EBITDA TO FIXED CHARGES (Unaudited)

June 30, 2021
LTM Period
Net loss	$(80)
Net loss from discontinued operations	(71)
Net loss from continuing operations	$(9)
Income tax expense	48
Interest expense, net	97
Depreciation and amortization	195
EBITDA	331
Adjustments to arrive at Pro Forma EBITDA:
Business realignment costs (1)	44
Realized and unrealized foreign currency gains	(2)
Unrealized losses on pension and postretirement benefits (2)	4
Transaction costs (3)	10
Other non-cash items (4)	45
Other (5)	12
Pro Forma EBITDA	$444
Pro forma fixed charges (6)	$80
Ratio of Pro Forma EBITDA to Fixed Charges (7)	5.55
(1)Primarily represents costs related to certain in-process cost reduction activities, including severance costs of $6, $6 related to certain in-process facility rationalizations, $8 of contractual costs for exited businesses, $5 for future environmental clean-up of closed facilities and one-time implementation and transition costs associated with the creation of a business services group within the Company of $13.
(2)Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(3)Represents certain professional fees related to strategic projects and the costs associated with the set up of our transition services agreement.
(4)Primarily includes expenses for retention programs of $7, fixed asset disposals of $11 and share-based compensation costs of $23.
(5)Primarily represents $6 of expenses related to legacy expenses and other non-recurring items, $5 of business optimization expense, $5 related to financing fees and other expenses, offset by $4 of gain on dispositions.
(6)Reflects pro forma interest expense based on interest rates at June 30, 2021.
(7)The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has a Pro Forma EBITDA to Fixed Charges ratio of at least 2.0 to 1.0.

HEXION INC.
SCHEDULE 7: FREE CASH FLOW BY QUARTER (Unaudited):

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020
Net cash (used in) provided by operating activities	$38	$(44)	$156	$(6)
Capital expenditures	(30)	(28)	(40)	(28)
Free Cash Flow (1)	8	$(72)	$116	$(34)
(1)Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash (used in) provided by operating activities, less capital expenditures on property, plant and equipment.

HEXION INC.
SCHEDULE 8: NET DEBT BY QUARTER (Unaudited):

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Debt payable within one year	$43	$52	$82	$77
Long term debt	1,567	1,714	1,710	1,756
Total Debt (1)	$1,610	$1,766	$1,792	$1,833
Less: Unrestricted cash and cash equivalents	(286)	(131)	(200)	(154)
Net Debt (2)	$1,324	$1,635	$1,592	$1,679
(1)    Total debt represents the sum of "Debt payable within one year" and "Long-term debt" on the Condensed Consolidated Balance Sheets. Certain     components of total debt are denominated in foreign currencies.
(2)    Net debt represents "Total Debt" as defined above less "Unrestricted cash and cash equivalents" on the Condensed Consolidated Balance Sheets.

HEXION INC.
SCHEDULE 9: ASSETS AND LIABILITIES FROM DISCONTINUED OPERATIONS (Unaudited):

December 31, 2020
Carrying amounts of major classes of assets held for sale:
Accounts receivable	$66
Finished and in-process goods	18
Raw materials and supplies	17
Other current assets	12
Total current assets	113
Investment in unconsolidated entities	5
Deferred tax assets	2
Other long-term assets	7
Property, plant and equipment, net	310
Operating lease assets	13
Goodwill	14
Other intangible assets, net	61
Discontinued operations impairment	(75)
Total long-term assets	337
Total assets held for sale	$450

Carrying amounts of major classes of liabilities held for sale:
Accounts payable	$52
Income taxes payable	1
Accrued payroll	3
Current portion of operating lease liabilities	2
Other current liabilities	9
Total current liabilities	67
Long-term pension and post employment benefit obligations	36
Deferred income taxes	22
Operating lease liabilities	5
Other long-term liabilities	8
Total long-term liabilities	71
Total liabilities held for sale	$138

HEXION INC.
SCHEDULE 10: FINANCIAL RESULTS FROM DISCONTINUED OPERATIONS (Unaudited):

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Major line items constituting pretax income of discontinued operations:
Net sales	$53	$97	$216	$242
Cost of sales (exclusive of depreciation and amortization)	46	84	183	205
Selling, general and administrative expense	5	10	16	21
Depreciation and amortization	—	9	—	18
Loss on sale of business	10	—	10	—
Asset impairments	—	—	16	—
Business realignment costs	—	—	—	1
Other operating income, net	—	(1)	—	(1)
Operating (loss) income	(8)	(5)	(9)	(2)
Other non-operating income, net	(5)	—	(5)	—
Loss from discontinued operations before income tax, earnings from unconsolidated entities	(3)	(5)	(4)	(2)
Income tax expense (benefit)	1	(5)	2	1
Loss from discontinued operations, net of tax	$(4)	$—	$(6)	$(3)
Earnings from unconsolidated entities, net of tax	—	—	1	—
Net loss attributable to discontinued operations	$(4)	$—	$(5)	$(3)